Filed Pursuant to Rule 424(b)(2)
Registration No. 333-138511
PROSPECTUS

$315,000,000

General Cable Corporation

0.875% Senior Convertible Notes due 2013

The Offering:

      The notes will bear interest at the rate of 0.875% per year. We will pay interest on the notes on May 15 and November 15 of each year, beginning on May 15, 2007. The notes will mature on November 15, 2013. The notes will be our unsecured senior obligations and will rank equal in right of payment with all of our existing and future unsubordinated indebtedness and senior to any future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to our secured indebtedness. The notes will be guaranteed on an unsecured senior basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility or under our 9.5% senior notes due 2010.

Convertibility of the Notes:

      Holders may convert their notes based on a conversion rate of 19.8560 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $50.36 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change occurs or (4) during the period from, and including, October 15, 2013 to, but excluding, the stated maturity date.

      Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes converted, a holder will receive an amount in cash equal to the lesser of $1,000 or the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to such excess amount. If a holder elects to convert its notes in connection with certain fundamental changes, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such notes.

      Our common stock is quoted on the New York Stock Exchange under the symbol “BGC.” On November 9, 2006, the closing price of our common stock on the New York Stock Exchange was $39.50 per share.

      Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change:

      If we experience a fundamental change, holders may require us to purchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

      Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	General Cable

Per Note	$1,000	$22.50	$977.50
Total	$315,000,000	$7,087,500	$307,912,500

(1)	Plus accrued interest, if any, from November 15, 2006

      The underwriters may also purchase up to an additional $40,000,000 principal amount of notes from us at the public offering price, plus accrued interest from November 15, 2006, less the underwriting discount, within 13 days from the date of this prospectus to cover over-allotments, if any.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 15, 2006.

Merrill Lynch & Co.	Credit Suisse

Banc of America Securities LLC
UBS Investment Bank
Wachovia Securities

The date of this prospectus is November 9, 2006.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. We commonly use forward-looking statements throughout this prospectus and the documents incorporated by reference herein regarding the following subjects:

•	this offering;

•	our business strategy, plans and objectives;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of available cash flow;

•	projected capital expenditures;

•	our future financial results and performance;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

Actual results may differ materially from those statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, without limitation:

•	economic and political consequences resulting from terrorist attacks and the war with Iraq;

•	economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis;

•	domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures;

•	general economic conditions, particularly those in the construction, energy and information technology sectors;

•	changes in customer or distributor purchasing patterns in our business segments;

•	our ability to increase manufacturing capacity and productivity;

•	the financial impact of any future plant closures;

•	our ability to successfully complete and integrate acquisitions and divestitures;

•	our ability to negotiate extensions of labor agreements on acceptable terms and to successfully deal with any labor disputes;

•	our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines;

•	our ability to pay dividends on our preferred stock;

•	our ability to make payments of interest and principal under the notes and under our other existing and future indebtedness, and to have sufficient available funds to effect conversions and repurchases of notes from time to time;

•	lowering of one or more debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•	the impact of unexpected future judgments or settlements of claims and litigation;

•	our ability to achieve target returns on investments in our defined benefit plans;

•	our ability to avoid limitations on utilization of net losses for income tax purposes;

ii

•	the cost and availability of raw materials, including copper, aluminum and petrochemicals;

•	our ability to increase our selling prices during periods of increasing raw material costs;

•	the impact of foreign currency fluctuations;

•	the impact of technological changes; and

•	other material factors.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders and holders of the notes. Such factors include, without limitation, the following:

•	those identified under “Risk Factors”;

•	those identified from time to time in our public filings with the Securities and Exchange Commission;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	the condition of the markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	the impact of new state or federal legislation or court decisions on our operations; and

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market.

iii

PROSPECTUS SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including “Risk Factors” and our financial statements and the notes to those financial statements, together with the documents incorporated by reference into this prospectus, before making a decision whether to invest in the notes.

In this prospectus, the “Company,” “General Cable,” “we,” “our,” and “us” refer to General Cable Corporation. With respect to the description of our business contained in this prospectus, such terms refer to General Cable Corporation and its subsidiaries on a consolidated basis. We refer to the 0.875% Senior Convertible Notes due 2013 as the “notes” and the guarantees by certain of our subsidiaries of our obligations under the notes as the “guarantees.” Unless expressly provided, the information contained in this prospectus does not reflect the exercise of the underwriters’ over-allotment option.

General Cable Corporation

Overview

We are a Fortune 1000 company and a leading global developer and manufacturer in the wire and cable industry, an industry which is estimated to have had $96 billion in sales in 2005. We have leading market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low-cost provider. We sell over 13,800 copper, aluminum and fiber optic wire and cable products, which we believe represent the most diversified product line of any U.S. manufacturer. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 29 facilities and sell our products worldwide through our operations in North America, Europe and in the Asia-Pacific region. Technical expertise and implementation of Lean Six Sigma strategies have allowed us to maintain our position as a low-cost provider.

Our operations are divided into the following eight reportable segments:

•	North American electric utility;

•	International electric utility;

•	North American portable power and control;

•	North American electrical infrastructure;

•	International electrical infrastructure;

•	Transportation and industrial harnesses;

•	Telecommunications; and

•	Networking

The net sales in 2005 and for the first nine fiscal months of 2006 generated by each of our reportable segments (as a percentage of our total company results) were as follows:

		For the Nine Fiscal
	For the Fiscal Year	Months Ended
	Ended December 31, 2005	September 29, 2006
	Percentage of	Percentage of
Reportable Segment	Net Sales	Net Sales

North American electric utility	24%	22%
International electric utility	12%	16%
North American portable power and control	10%	8%
North American electrical infrastructure	8%	9%
International electrical infrastructure	19%	24%
Transportation and industrial harnesses	5%	3%
Telecommunications	13%	10%
Networking	9%	8%

Total net sales	100%	100%

We operate our business globally, with 66.1% of net sales in 2005 generated from North America and 33.9% from our international operations. For the first nine fiscal months of 2006, we generated 58% of our net sales from North America and 42% from our international operations. We estimate that we sold our products and services to customers in more than 90 countries as of September 29, 2006.

Recent Developments

Earnings for the Third Fiscal Quarter of 2006

On October 30, 2006, we reported the following unaudited financial information with respect to our three and nine fiscal months ended September 29, 2006 (in millions, except per share information):

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 30,	September 29,	September 30,	September 29,
	2005	2006	2005	2006

Net sales	$600.5	$948.4	$1,763.3	$2,739.8
Net income	4.2	37.1	25.0	100.0
Earnings per common share — assuming dilution	$0.07	$0.71	$0.49	$1.93

Acquisition of E.C.N. Cable

On August 31, 2006, we acquired E.C.N. Cable Group, S.L., a manufacturer of aluminum energy cables, insulated power cables and bimetallic products used in electrical transmission lines and communications. E.C.N. Cable is based in Vitoria, Spain and employs approximately 200 associates. E.C.N. Cable had annual sales in 2005 of €56 million, or $71.5 million in U.S. dollars based on exchange rates as of October 27, 2006.

Management Change

In May 2006, Christopher F. Virgulak, our Executive Vice President and Chief Financial Officer, informed us that he has decided to leave General Cable. Mr. Virgulak has agreed to continue in his role through February 15, 2007 to ensure an orderly transition while we seek a new chief financial officer.

*     *     *

General Cable Corporation is a Delaware corporation. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, and our telephone number is (859) 572-8000. Our website is located at www.generalcable.com. The information on our website is not part of, or incorporated by reference into, this prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.”

Notes Offered	$315.0 million in aggregate principal amount of senior convertible notes due 2013, or $355.0 million in aggregate principal amount if the underwriters exercise in full their option to purchase additional notes. See “Underwriting — Option.”

Maturity Date	November 15, 2013.

Interest and Payment Dates	0.875% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2007.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of our subsidiaries that is a borrower or guarantor under any U.S. senior credit facility or under our 9.5% senior notes due 2010. See “Description of Notes — Guarantees.”

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•     during any calendar quarter beginning after March 31, 2007, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share (which conversion price per share is equal to $1,000 divided by the then applicable conversion rate);

•     during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made, or specified corporate transactions occur;

• if a fundamental change occurs; or

• at any time beginning on October 15, 2013 and ending at the close of business on the business day immediately preceding the maturity date.

The initial conversion rate is 19.8560 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $50.36 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value,

determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the value of such excess amount.

Make Whole Premium	If a holder elects to convert its notes in connection with certain transactions occurring on or before the maturity date that constitute a fundamental change, we will pay, as and to the extent described in this prospectus, a make whole premium on notes converted in connection with such transactions by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the transaction and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of Notes — Determination of Make Whole Premium.”

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change	Upon specified fundamental change events, holders will have the option to require us to purchase for cash all or any portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Ranking	The notes will be our unsecured senior obligations and will:

• rank equally in right of payment with all of our existing and future unsubordinated indebtedness;

• be senior in right of payment to any of our future subordinated debt;

• be effectively subordinated to all of our existing and any future secured debt, to the extent of the value of the assets securing such debt; and

• be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

As of September 29, 2006, after giving effect to this offering and the use of proceeds of this offering as described in “Use of Proceeds,” we would have had on a pro forma basis $58.4 million of secured debt and $644.9 million of senior unsecured debt outstanding, and our non-guarantor subsidiaries would have had outstanding $800.1 million of liabilities, excluding intercompany liabilities.

The terms of the indenture under which the notes are issued do not limit our ability or the ability of our subsidiaries to incur additional debt, including secured debt.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes will be $306.9 million ($346.0 million if the underwriters exercise in full their option to purchase additional notes).

We intend to use (1) approximately $61.4 million of the net proceeds from this offering to repay outstanding amounts of principal and interest under our senior secured credit facility; and (2) $39.1 million to fund the net cost of convertible note hedge transactions to be entered into with one or more of the participating underwriters or their affiliates. The remainder of the net proceeds of this offering will be used for general corporate purposes, which may include funding the potential expansion of our business in the United States and into foreign countries, and the potential acquisition of other complementary businesses. Amounts used to repay our senior secured credit facility may be reborrowed. See “Use of Proceeds.”

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Notes — Global Notes; Book-Entry Form.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and in any integral multiple of $1,000.

Trading	The notes will not be listed on any securities exchange or quoted through any automated quotation system. The notes will be new securities for which there is currently no public market.

NYSE Trading Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “BGC.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations” for a discussion of the tax considerations applicable to the purchase, ownership and conversion of the notes.

Risk Factors	See “Risk Factors” beginning on page 10 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Selected Summary Consolidated Financial Information

The selected summary consolidated financial information for the years ended and as of December 31, 2003, 2004 and 2005 was derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected summary consolidated financial information for the nine fiscal months ended September 30, 2005 and September 29, 2006 and as of September 29, 2006 was derived from unaudited condensed consolidated financial statements incorporated by reference into this prospectus, which, in the opinion of our management, include all normal recurring adjustments necessary for a fair presentation of the results for the unaudited interim periods. The following summary financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2006. The historical financial information presented below may not be indicative of our future performance.

				Nine Fiscal Months Ended
	Years Ended December 31,			September 30,	September 29,
	2003	2004	2005(1)	2005	2006
				(Unaudited)	(Unaudited)

Statement of Operations Information: (in millions, except per share information)
Net sales:
North American electric utility	$380.9	$463.5	$563.6	$419.9	$589.1
International electric utility	179.3	242.2	286.0	202.3	426.5
North American portable power and control	128.1	175.2	226.0	167.3	225.6
North American electrical infrastructure	131.5	147.4	198.0	143.8	238.6
International electrical infrastructure	241.4	373.8	453.0	334.7	656.7
Transportation and industrial harnesses	101.4	114.1	112.8	87.3	87.9
Telecommunications	221.4	280.1	319.1	244.4	281.6
Networking	154.4	174.4	222.3	163.6	233.8

Total net sales	1,538.4	1,970.7	2,380.8	1,763.3	2,739.8
Cost of sales	1,365.0	1,756.0	2,110.1	1,564.7	2,390.7

Gross profit	173.4	214.7	270.7	198.6	349.1
Selling, general and administrative expenses	127.7	158.2	172.2	129.1	170.7

Operating income	45.7	56.5	98.5	69.5	178.4
Other income (expense)	1.5	(1.2)	(0.5)	—	0.7
Interest expense, net	(43.1)	(35.9)	(37.0)	(28.9)	(28.8)
Other financial costs	(6.0)	—	—	—	—

Income (loss) from continuing operations
before taxes	(1.9)	19.4	61.0	40.6	150.3
Income tax benefit (provision)	(2.9)	18.1	(21.8)	(15.6)	(50.3)

Income (loss) from continuing operations	(4.8)	37.5	39.2	25.0	100.0
Income on disposal of discontinued operations	—	0.4	—	—	—

Net income (loss)	$(4.8)	$37.9	$39.2	$25.0	$100.0
Less: Series A preferred stock dividends	(0.6)	(6.0)	(22.0)	(4.5)	(0.3)

Net income (loss) applicable to common shareholders	$(5.4)	$31.9	$17.2	$20.5	$99.7
Earnings (loss) of continuing operations per common share — basic	$(0.16)	$0.81	$0.42	$0.52	$2.00
Earnings (loss) of continuing operations per common share — assuming dilution	$(0.16)	$0.75	$0.41	$0.49	$1.93
Earnings (loss) of discontinued operations per common share — basic	$—	$0.01	$—	$—	$—
Earnings (loss) of discontinued operations per common share — assuming dilution	$—	$0.01	$—	$—	$—
Earnings (loss) per common share — basic	$(0.16)	$0.82	$0.42	$0.52	$2.00
Earnings (loss) per common share — assuming dilution	$(0.16)	$0.75	$0.41	$0.49	$1.93
Weighted average shares outstanding — basic	33.6	39.0	41.1	39.5	49.8
Weighted average shares outstanding — assuming dilution	33.6	50.3	41.9	50.9	51.9

	December 31,			September 29,
	2003	2004	2005(1)	2006
				(Unaudited)

Balance Sheet Information:
(in millions)
Cash and cash equivalents	$25.1	$36.4	$72.2	$80.4
Working capital(2)	$236.6	$298.0	$378.6	$465.9
Property, plant and equipment, net	$333.3	$356.0	$366.4	$400.4
Total assets	$1,060.1	$1,239.3	$1,523.2	$1,959.8
Total debt	$340.4	$374.9	$451.6	$449.6
Net debt(3)	$315.3	$338.5	$379.4	$369.2
Shareholders’ equity	$240.1	$301.4	$293.3	$439.2

						Nine Fiscal Months Ended
	Year Ended December 31,					September 30,		September 29,
	2003	2004		2005(1)		2005		2006
						(Unaudited)		(Unaudited)

Other Financial Information: (in millions, except ratio and metals data)
Cash flows of operating activities	$(14.5)	$12.5		$121.0		$74.9		$94.1
Cash flows of investing activities	$(19.7)	$(36.3)		$(130.5)		$(29.2)		$(73.5)
Cash flows of financing activities	$27.2	$28.8		$52.5		$(25.2)		$(14.6)
Depreciation and amortization	$33.4	$35.4		$51.0		$43.6		$38.3
Capital expenditures	$(19.1)	$(37.0)		$(42.6)		$(25.7)		$(46.5)
Ratio of earnings to fixed charges(4)	—	1.2	x	1.4	x	1.8	x	5.5	x
Average daily COMEX price per pound of copper cathode	$0.81	$1.29		$1.68		$1.57		$3.06
Average daily selling price per pound of aluminum rod	$0.69	$0.85		$0.92		$0.90		$1.20

(1)	This period includes the preliminary opening balance sheet for Silec, the wire and cable business of Safran SA, and Beru S.A. as of December 31, 2005. Due to the purchase dates, the effects of the acquisitions on the statement of operations’ information were not material.

(2)	Working capital means current assets less current liabilities.

(3)	Net debt means our total debt less cash and cash equivalents.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock. For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $2.1 million.

Convertible Note Hedge and Warrant Transactions

We have entered into convertible note hedges with Merrill Lynch International, an affiliate of Merrill Lynch, Credit Suisse International, an affiliate of Credit Suisse, and Wachovia Bank, National Association, an affiliate of Wachovia Securities. The convertible note hedges are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce our exposure to potential dilution upon the conversion of the notes. We have also entered into warrant transactions with such counterparties. The sold warrants have an exercise price that is 92.4% higher than the closing price of our common stock on the date of this prospectus. The sold warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share. If the underwriters’ over-allotment option is exercised in whole or in part, the parties will amend these transactions accordingly. We will use an aggregate of approximately $39.1 million of the net proceeds of the offering of the notes to fund the net cost of these hedging transactions. See “Use of Proceeds.” In connection with these transactions, the counterparties:

•	are expected to enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions following the pricing of the notes; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by the counterparties to these transactions following the pricing of the notes, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. See “Risk Factors — Risks Related to the Notes — Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock” and “Underwriting — Other Relationships.”

RISK FACTORS

Any investment in our notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our notes or to convert the notes into common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

Our substantial indebtedness could adversely affect our business and financial condition and could prevent us from fulfilling our obligations under the notes.

We now have, and after this offering will continue to have, a significant amount of debt. As of September 29, 2006, we had $449.6 million of total debt outstanding, of which $119.7 million was secured debt. As of September 29, 2006, we had $198.8 million of additional borrowing capacity available under our senior secured credit facility and $31.7 million of additional borrowing capacity under our Spanish subsidiary’s revolving credit facility, subject to certain conditions. Assuming the completion of this offering and the use of proceeds of the offering as described in “Use of Proceeds,” as of September 29, 2006, we would have had $703.3 million of total debt outstanding, of which $58.4 million was secured debt, and we would have had approximately $260.1 million of borrowing capacity available under our senior secured credit facility, subject to certain conditions. As of September 29, 2006, we had $285.0 million in 9.5% senior notes outstanding. Subject to the terms of the senior secured credit facility, our Spanish subsidiary’s term loan and revolving credit facilities and the indenture governing our 9.5% senior notes, we may also incur additional indebtedness, including secured debt, in the future.

The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing. Our indebtedness could also adversely affect our financial position.

In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries. Additionally, these lenders have a lien on substantially all of our domestic assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our senior secured credit facility, the lenders with respect to this facility would be entitled to foreclose on substantially all of our domestic assets and to liquidate these assets.

Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our obligations under our other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

A substantial amount of our debt will come due prior to the final maturity date of the notes, which we will be required to repay or refinance. Our 9.5% senior notes due 2010, amounts outstanding from time to time under our senior secured credit facility, indebtedness incurred under our Spanish subsidiary’s credit facilities and other present and future indebtedness will mature prior to the 2013 maturity date of the notes and will be payable in cash. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date.

The indenture governing the notes does not limit our ability or our subsidiaries’ ability to incur indebtedness or to take other actions which may be adverse to the interests of the holders of the notes.

The indenture governing the notes does not contain any financial or operating covenants that would restrict or prohibit us or our subsidiaries from undertaking certain types of transactions that could be adverse to the interests of the holders of the notes. In particular, the indenture does not restrict us or our subsidiaries from incurring additional indebtedness. If we or our subsidiaries incur additional indebtedness, the related risks described above could intensify. In addition, the indenture does not contain restrictions on paying dividends, making investments, entering into transactions with affiliates, incurring liens or issuing or repurchasing securities. Any of these actions could be adverse to the interests of the holders of the notes.

The notes are unsecured and effectively subordinated to our secured indebtedness.

As of September 29, 2006, after giving effect to this offering and the application of the proceeds of this offering as set forth in “Use of Proceeds,” we would have had $58.4 million in secured debt outstanding, and the ability to incur up to $260.1 million of additional secured debt under our senior secured credit facility. Our senior secured credit facility is presently secured by substantially all of our and our U.S. subsidiary guarantors’ assets. Our Spanish secured term loan and other European secured credit facilities are presently secured by a portion of the assets of our European subsidiaries. Secured indebtedness effectively ranks senior to the notes to the extent of the value of the assets securing such indebtedness. If we default on the notes, become bankrupt, liquidate, restructure or reorganize, it would result in a default under our senior secured credit facility, which in turn would result in a default under our Spanish subsidiary’s credit facilities, and our secured creditors could use collateral securing such debt to satisfy our obligations before you would receive any payment on the notes. If the value of our collateral is insufficient to pay all of our secured indebtedness, our secured creditors would share equally in the value of our other assets, if any, with you and any other creditors.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes we are offering by this prospectus, to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided by our senior secured credit facility, our European subsidiaries’ credit facilities and the notes offered hereby, will be sufficient to fund our operations and commitments for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness (including the notes) on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Our ability to pay principal and interest on the notes depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries that do not guarantee the notes will have priority over claims you may have with respect to the assets and earnings of those subsidiaries.

We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the notes when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries.

In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these subsidiaries. Only certain of our subsidiaries will be guarantors of the notes. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the notes will not receive any amounts from our non-guarantor subsidiaries with respect to the notes until after the payment in full of the claims of the creditors of these subsidiaries. Our non-guarantor subsidiaries generated 43.2% and 52.6% of our consolidated net sales and 76.1% and 55.7% of our consolidated operating income during 2005 and the first nine fiscal months of 2006, respectively. Our non-guarantor subsidiaries generated $78.3 million of our cash flows from operating activities while General Cable and our guarantor subsidiaries generated $42.7 million of our cash flows from operating activities during 2005. Our non-guarantor subsidiaries generated $71.9 million of our cash flows from operating activities while General Cable and our guarantor subsidiaries generated $22.2 million of our cash flows from operating activities during the first nine fiscal months of 2006. As of September 29, 2006, the non-guarantor subsidiaries had outstanding approximately $800.1 million of liabilities, excluding intercompany liabilities, including approximately $89.8 million of indebtedness and $223.1 million outstanding under our European accounts payable arrangements.

The agreements that govern our secured indebtedness and our 9.5% senior notes contain various covenants that limit our discretion in the operation of our business.

The agreements and instruments that govern our secured indebtedness and our 9.5% senior notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments and payments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios required by our senior indebtedness. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under, a substantial portion of our debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of notes.

Our debt contains prepayment or acceleration rights at the election of the holders upon a covenant default or change of control, which acceleration rights, if exercised, could constitute an event of default under the notes. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

If we fail to meet our payment or other obligations under our secured indebtedness, the lenders under this indebtedness could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries. Additionally, these lenders have a lien on substantially all of our domestic assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. We have also incurred secured debt in connection with some of our European operations. The lenders under these European secured credit facilities also have liens on assets of certain of our European subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under any of our secured indebtedness, the lenders under the applicable credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay our obligations under the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

We may be unable to purchase the notes upon a fundamental change, which would cause defaults under the notes and our other debt agreements.

Holders of the notes may require us to repurchase for cash all or a portion of the notes following the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest to, but excluding, the date of the purchase. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, the indenture governing our existing 9.5% senior notes will similarly require us to repurchase those notes in the event of a change of control at a purchase price equal to 101% of the principal amount of the 9.5% senior notes, plus accrued interest to the date of the purchase.

We are limited by our credit facilities, and may be prohibited under future financing agreements, from purchasing any notes or our existing 9.5% senior notes prior to their stated maturity. In such circumstances, we will be required to repay or obtain the requisite consent from the affected lenders to permit the repurchase of the notes or the 9.5% senior notes. If we are unable to repay all of such debt or are unable to obtain the necessary consents, we will be unable to offer to repurchase both series of notes, which would constitute an event of default under the indenture governing each series of notes, which in turn would constitute a default under our credit agreements and our other existing financing arrangements, and could constitute a default under the terms of any future debt that we may incur. In addition, we may not have sufficient funds available at the time we are required to repurchase the notes we are offering by this prospectus.

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. As described under “Description of Notes — Conversion Rights,” upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our credit facilities or raise additional funds through other debt or equity financing. Our ability to borrow the necessary funds under our various credit facilities will be subject to our ability to remain in compliance with the terms of those facilities and to have borrowing availability thereunder. In addition, our ability to raise any additional financing, if necessary, will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any future debt may prohibit us from making these cash payments upon conversion of the notes, or may restrict our ability to make such payments by requiring that we satisfy certain covenants relating to the making of restricted payments.

We obtained the consent of the lenders under our existing senior secured credit facility to issue the notes as well as to be able to make cash payments upon conversion of the notes. However, such consent is subject to certain conditions, including our continued compliance with the covenants under the senior secured credit facility. If we fail to comply with these conditions, we would not be permitted to pay the cash portion of the required consideration upon any conversion of the notes, and any such payments would constitute an event of default under the senior secured credit facility. A failure to pay the required cash consideration would be an event of default under the indenture governing the notes, which could lead to cross-defaults under our other indebtedness.

Our 9.5% senior notes may limit our ability to make interest payments on, repurchase or satisfy our conversion obligations in cash on, the notes.

The terms of the indenture governing our 9.5% senior notes contain provisions that limit our ability to make “restricted payments,” as defined in that indenture. Restricted payments include, among other things, the declaration or payment of any dividend or distribution on our “capital stock,” and the purchase, redemption or other acquisition or retirement, for value, of any shares of our “capital stock.”

In order for us to make a restricted payment, we must satisfy conditions specified by the indenture governing the 9.5% senior notes, including the absence of any default or event of default under the 9.5% senior notes and our ability to incur additional indebtedness after effecting the restricted payment. Also, the total amount of all restricted payments made under the life of the indenture cannot exceed a fluctuating amount that is determined pursuant to a formula contained in the 9.5% senior note indenture.

We believe that the terms of the 9.5% senior note indenture do not require us to classify the notes as “capital stock.” However, should our interpretation prove not to be correct, each semi-annual interest payment, any required repurchase of notes or any cash payment made to satisfy our conversion obligations, may constitute a restricted payment that would be subject to the restricted payment test summarized above. In such a case, our inability to comply with the restricted payment test could cause us to default on our obligations on the 9.5% senior notes or these notes, or both. Such a default would also constitute an event of default under the senior secured credit facility, which in turn would trigger cross-defaults under our Spanish subsidiary’s credit facilities and potentially under our other indebtedness. If we chose not to comply with the provisions of the notes, you would not be able to receive interest payments on the notes or convert your notes as provided in the indenture.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes, impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of other specified events, such as a change of control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert their notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert their notes until the period beginning 30 days before the maturity date and ending at the close of business on the business day immediately preceding the final maturity date. See “Description of Notes — Conversion Rights.”

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable, as well as the number of shares of our common stock issuable, upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Our stock price and the stock market in general have from time to time experienced very significant and, at times, extreme, price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. The trading price of our common stock is affected by many factors, including our results of operations, conditions specific to the wire and cable industry, earnings and other announcements by our competitors, conditions in securities markets in general and recommendations by securities analysts. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors could cause the price of our common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.

In connection with the issuance of the notes, we have entered into convertible note hedge transactions with affiliates of some of the participating underwriters. The convertible note hedge transactions are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce our exposure to potential dilution upon the conversion of the notes. We have also entered into warrant transactions with these counterparties. The sold warrants have an exercise price that is 92.4% higher than the closing price of our common stock on the date of this prospectus. The warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share. If the underwriters’ over-allotment option is exercised in whole or in part, the parties will amend these transactions accordingly. We will use an aggregate of approximately $39.1 million of the net proceeds of the offering of the notes to fund the net cost of these hedging transactions. In connection with these transactions, the counterparties to these transactions:

•	will be expected to enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions following the pricing of the notes; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by the participating underwriters, or their affiliates, following the pricing of the notes, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. The participating underwriters, or their affiliates, are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that they may wish to use in connection with such hedging. In particular, such hedging modifications may occur during a conversion reference period, which may have a negative effect on the conversion value of those notes. In addition, we intend to exercise our purchased call options whenever notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the participating underwriters or their affiliates would expect to sell shares of common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon conversion of the notes.

A downgrade in our financial strength or credit ratings could limit our ability to conduct our business or offer and sell additional debt securities, and could hurt our relationships with creditors.

Nationally recognized statistical rating agencies rate the financial strength of our debt, including the notes. Ratings are not recommendations to buy or sell our securities. The interest rate we are to pay on the notes may be determined by our credit ratings. We may in the future incur indebtedness with interest rates that may be affected by changes in our credit ratings. Each of the rating agencies reviews its ratings periodically, and previous ratings for our debt may not be maintained in the future. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult for us to raise capital to refinance any maturing debt obligations, to support business growth and to maintain or improve the current financial strength of our business and operations.

The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option value of your notes as a result of such change of control.

If you convert notes in connection with a change of control occurring on or prior to the maturity date, we may be required to pay a make whole premium by increasing the conversion rate applicable to the notes. While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of a change of control, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change of control occurs, in certain instances described under “Description of Notes — Determination of Make Whole Premium,” there will be no such increase in the conversion rate.

Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.

Fraudulent conveyance laws permit a court to avoid or nullify the guarantees of the notes by our subsidiaries if the court determines that such guarantees were made by a fraudulent conveyance. Generally, if a court were to find that:

•	the debtor incurred the challenged obligation with the actual intent of hindering, delaying or defrauding present or future creditors; or

•	the debtor received less than reasonably equivalent value or fair consideration for incurring the challenged obligation and

•	was insolvent or was rendered insolvent by reason of incurring the challenged obligation;

•	engaged or was about to engage in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

the court could, subject to applicable statutes of limitations, avoid the challenged obligation in whole or in part. The court could also subordinate claims with respect to the challenged obligation to all other debts of the debtor. The court’s determination as to whether the above is true at any relevant time will vary depending upon the factual findings and law applied in any such proceeding.

Generally, a debtor will be considered insolvent if:

•	the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

•	if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become fixed in amount and nature.

Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

A court could void our subsidiaries’ guarantees of the notes under state fraudulent transfer laws. Although the guarantees provide you with a direct claim against the assets of our subsidiaries under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. If a court voided the guarantee of the notes by a subsidiary as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of notes, you would no longer have a claim as a creditor against the assets of that subsidiary.

Any fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and an alteration in the manner in which that business is managed. As a result, our ability to meet our obligations under the notes or in connection with our other debt may be adversely affected.

Illiquidity and an absence of a public market for the notes could cause recipients of the notes to be unable to resell the notes for an extended period of time.

Immediately following the consummation of this offering, there will not be a public market for the notes, and we have not sought to have the notes listed on a stock exchange or quoted on any automated quotation system. The underwriters have informed us that they intend to make a market in the notes after we have completed this offering. However, the underwriters may cease their market-making activities at any time. Further, despite these efforts, an active trading market for the notes may not develop or, if such a market develops, it could be very illiquid. Holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.

If a trading market for the notes is established, the liquidity of any such trading market, and the market prices quoted for the notes, may be adversely affected by changes in:

•	prevailing interest rates;

•	liquidity of the notes;

•	the overall market for debt and convertible securities generally;

•	our operating results, financial performance or prospects; or

•	the prospects for companies in the wire and cable industry generally.

Moreover, historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

In connection with any conversion rate adjustments, you may be deemed to receive a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, as amended, or the Code, adjustments, or failures to make adjustments, that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder, such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See “Material U.S. Federal Income Tax Considerations.”

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive a make whole premium adjustment in connection with such conversion.

The issuance of shares of common stock upon conversion of the notes may have a dilutive effect on our existing security holders, and this future potential dilution may encourage short selling by market participants.

The issuance of shares of our common stock upon the conversion of the notes may dilute the ownership interests of our existing security holders. The issuance of shares of our common stock upon conversion of the notes may also have the effect of reducing our net income per share to unexpected levels and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of the notes may encourage short selling by market participants due to this potential dilution.

Risks Related to Our Business

Our net sales, net income and growth depend largely on the economic strength of the geographic markets that we serve, and if these markets become weaker, we could suffer decreased sales and net income.

Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on power transmission and distribution infrastructures, industrial manufacturing assets, new construction and building, information technology and maintaining or reconfiguring their communications networks. In the early 2000’s, many companies significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results declined significantly in those years. Beginning in 2004 and continuing throughout 2005 and the first nine fiscal months of 2006, we have seen an improvement in these markets; however, if they were to weaken, we could suffer decreased sales and net income.

The markets for our products are highly competitive, and if we fail to invest in product development, productivity improvements and customer service and support, the sale of our products could be adversely affected.

The markets for copper, aluminum and fiber optic wire and cable products are highly competitive, and some of our competitors may have greater financial resources than ours. We compete with at least one major competitor with respect to each of our business segments. Many of our products are made to common specifications and therefore may be fungible with competitors’ products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

We believe that competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of products competitive with our products could adversely affect our sales.

Our business is subject to the economic, political and other risks of maintaining facilities and selling products in foreign countries.

During the nine fiscal months ended September 29, 2006, approximately 42% of our sales and approximately 59% of our assets were in markets outside North America. Our operations outside North America generated approximately $73.4 million of our cash flows from operations and the North American operations generated $20.7 million of cash flows from operations during this period. Our financial results may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies, particularly cash generated by our operations in Spain, may adversely affect our cash flows. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations, adverse foreign tax laws and the threat posed by potential international disease pandemics in countries that do not have the resources necessary to deal with such outbreaks. Over time, we intend to expand our foreign operations, which would serve to exacerbate these risks and their potential effect on our business, financial position and results of operations.

Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.

The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the years. Volatility in the price of copper, aluminum, polyethylene, petrochemicals and other raw materials, as well as fuel, natural gas and energy, will in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Moreover, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory. Although we attempt to recover copper and other raw material price increases in the selling price of our products, there is no assurance that we can do so successfully or at all in the future.

Interruptions of supplies from our key suppliers may affect our results of operations and financial performance.

Interruptions of supplies from our key suppliers, including as a result of catastrophes such as hurricanes, earthquakes, floods or terrorist activities, could disrupt production or impact our ability to increase production and sales. All copper rod used in our North American operations is now externally sourced, and our largest supplier of copper rod accounted for approximately 66% of our North American purchases during the first nine fiscal months of 2006. Any unanticipated problems with our copper rod suppliers could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail to continue the supply of material or components for any reason, including their business failure, inability to obtain raw materials or financial difficulties. Moreover, identifying and accessing alternative sources may increase our costs.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

As of September 29, 2006, approximately 61% of our employees were represented by various labor unions. From January 1, 2001 to September 29, 2006, we have experienced only three strikes, which were settled on satisfactory terms. The only strike that occurred in 2005 was at our Lincoln, Rhode Island manufacturing facility, and it lasted approximately two weeks. This strike did not have a significant impact on our financial results for 2005. There have been no strikes during the nine fiscal months ended September 29, 2006.

We are party to labor agreements with unions that represent employees at many of our manufacturing facilities. Labor agreements, consisting of two separate contracts, expired at one facility in 2006 and were successfully renegotiated. Labor agreements are to expire at two facilities in 2007. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could, in turn, adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.

Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Our decreased utilization rates from 2002 to 2004 adversely impacted productivity. However, we have experienced an increase in utilization rates in 2005 and 2006.

Changes in industry standards and regulatory requirements may adversely affect our business.

As a manufacturer and distributor of wire and cable products for customers that operate in various industries, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event that we are unable to meet any such new or modified standards when adopted, our business could be adversely affected.

In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. In September 2005, President George W. Bush signed into law the Energy Policy Act of 2005. This law was enacted to establish a comprehensive, long-range national energy policy. Among other things, it provides tax credits and other incentives for the production of traditional sources of energy, as well as alternative energy sources, such as wind, wave, tidal and geothermal power generation systems. Although we are studying the impact that this legislation may have on us and our financial results, we cannot presently predict this impact. We also cannot predict the impact, either positive or negative, that changes in laws or industry standards that may be adopted in the future could have on our financial results, cash flows or financial position.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive.

Technological developments could have a material adverse effect on our business. For example, a significant increase in the rate of installations using fiber optic systems or an increase in the cost of copper-based systems would have a material adverse effect on our business. While we do manufacture and sell fiber optic cables, any acceleration in the erosion of our sales of copper cables due to increased market demand for fiber optic cables would most likely not be offset by an increase in sales of our fiber optic cables.

Also, advancing wireless technologies, as they relate to network and communications systems, represent an alternative to certain copper cables we manufacture and may reduce customer demand for premise wiring. Traditional telephone companies are facing increasing competition within their respective territories from, among others, voice over Internet protocol, or “VoIP,” providers and wireless carriers. Wireless communications depend heavily on a fiber optic backbone and do not depend as much on copper-based systems. An increase in the acceptance and use of VoIP and wireless technology, or introduction of new wireless or fiber-optic based technologies, may have a material adverse effect on the marketability of our products and our profitability. Our sales of copper premise cables currently face downward pressure from wireless and VoIP technology, and a significant increase in the acceptance and use of these technologies would heighten this pressure and the negative impact it may have on our results of operations.

We are substantially dependent upon distributors and retailers for non-exclusive sales of our products and they could cease purchasing our products at any time.

During 2005 and the first nine fiscal months of 2006, approximately 39% and 34%, respectively, of our domestic net sales were made to independent distributors and four and three, respectively, of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications- and industrial-related products. During 2005 and the first nine fiscal months of 2006, approximately 11% and 10%, respectively, of our domestic net sales were to retailers, and the two largest retailers, The Home Depot and AutoZone, accounted for approximately 3% and 2%, respectively, of our worldwide net sales in 2005 and 2% and 1%, respectively, of such sales in the first nine fiscal months of 2006.

These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

In each of our markets, we face pricing pressures that could adversely affect our results of operations and financial performance.

We face pricing pressures in each of our markets as a result of significant competition or over-capacity, and price levels for most of our products declined from 2002 through early 2004. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and economic and industry downturn in the communications and industrial markets in particular, pricing pressures increased in 2002 and 2003, and continued into 2004. While we generally have been successful in raising prices to recover increased raw material costs since the second quarter of 2004, pricing pressures continued throughout 2005 and the first nine fiscal months of 2006, and are expected for the foreseeable future. Further pricing pressures, without offsetting cost reductions, would adversely affect our financial results.

If either of our uncommitted accounts payable or accounts receivable financing arrangements for our European operations is cancelled, our liquidity will be negatively impacted.

Our European operations participate in arrangements with several European financial institutions that provide extended accounts payable terms to us. In general, the arrangements provide for accounts payable terms of up to 180 days. As of September 29, 2006, the arrangements had a maximum availability limit of the equivalent of approximately $250 million, of which approximately $223.1 million was drawn. We do not have firm commitments from these European financial institutions requiring them to continue to extend credit and they may decline to advance additional funding. We also have approximately $56 million available under an uncommitted, Euro-denominated facility in Europe, which allows us to sell at a discount, with limited recourse, a portion of our accounts receivable to a financial institution. As of September 29, 2006, we have drawn approximately $8 million from this accounts receivable facility. We do not have a firm commitment from this institution to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we would be required to negotiate longer payment terms with our suppliers or repay the outstanding obligations with our suppliers under these arrangements over 180 days and seek alternative financing arrangements which could increase our interest expense. We cannot assure you that such longer payment terms or alternate financing will be available on favorable terms or at all. Failure to obtain alternative financing arrangements in such case would negatively impact our liquidity.

We may be required to take additional charges in connection with plant closures and our inventory accounting practices.

During 2004, we closed two electrical infrastructure manufacturing locations, refocused operations at another electrical infrastructure manufacturing location and ceased operations at our copper rod mill. We incurred net charges of $7.4 million ($4.7 million of which were cash) in 2004 related to the electrical infrastructure manufacturing plants and a net gain of $0.3 million related to the rod mill, all of which are now completely closed.

In 2005, we closed our telecommunications manufacturing plant located in Bonham, Texas. At that time, we also closed our fiber optic military and premise cable manufacturing plant located in Dayville, Connecticut, and relocated production from this plant to our acquired facility in Franklin, Massachusetts, which produces copper as well as some fiber optic communications products. The total cost of these closures was approximately $19.1 million (of which approximately $7.5 million were cash payments). Total costs recorded during 2005 with respect to these closures were $18.6 million (of which approximately $7.5 million were cash payments), including a $0.5 million gain from the sale of a previously closed manufacturing plant. We continuously evaluate our ability to more efficiently utilize existing manufacturing capacity which may require additional future charges.

As a result of volatile copper prices, the replacement cost of our copper inventory exceeded its historic LIFO cost by approximately $107 million and $38 million at December 31, 2005 and 2004, respectively, and by approximately $256 million at September 29, 2006. If we are not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize on our income statement all or a portion of the higher LIFO value of the inventory. During 2003, we recorded a $0.5 million charge for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. During 2004, we increased inventory quantities and therefore there was not a liquidation of LIFO inventory impact in this period. During 2005, we reduced our copper inventory quantities in North America, which resulted in a $1.1 million gain since LIFO inventory quantities were reduced in a period when replacement costs where higher than the LIFO value of the inventory. During the nine fiscal months ended September 29, 2006, we increased inventory quantities and therefore there was not a liquidation of LIFO inventory impact in this period. If LIFO inventory quantities are reduced in a future period when replacement costs exceed the LIFO value of the inventory, we would experience an increase in reported earnings. Conversely, if LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

We are subject to certain asbestos litigation and unexpected judgments or settlements that could have a material adverse effect on our financial results.

There are approximately 7,100 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in approximately 33,300 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We cannot assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may be financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.

Environmental liabilities could potentially adversely impact us and our affiliates.

We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates’ current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

It may be difficult to enforce judgments against us in foreign jurisdictions.

Since a significant portion of our assets are located outside the United States, any judgments obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest or other amounts payable with respect to the notes, may be not collectible within the United States. If holders of notes intend to enforce a judgment obtained in the United States against our assets located outside the United States, they may be subject to additional procedures and other difficulties which would not be required for enforcement of judgments in the United States.

Growth through acquisition has been a significant part of our strategy and we may not be able to successfully identify, finance or integrate acquisitions.

Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. For example, in December 2005, we completed the acquisition of Silec, the wire and cable manufacturing business of Safran SA, a diverse, global high-technology company based in Paris, France. We also completed the acquisition of the Mexican ignition wire set business of Beru AG, a worldwide leading manufacturer of diesel cold start systems. In August 2006, we completed the acquisition of E.C.N. Cable, a manufacturer of aluminum energy and power cables and bimetallic products.

We regularly evaluate possible acquisition candidates. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. The issuance of shares of our common or preferred stock in connection with potential acquisitions may dilute the value of shares held by our then existing equity holders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

Terrorist attacks and other attacks or acts of war may adversely affect the markets in which we operate and our profitability.

The attacks of September 11, 2001 and subsequent events, including the military actions in Afghanistan, Iraq and elsewhere in the Middle East, have caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

If we fail to retain our key employees, our business may be harmed.

Our success has been largely dependent on the skills, experience and efforts of our key employees and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are hired by a competitor and are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

As of December 31, 2004, we had material weaknesses in our internal control over financial reporting and disclosure controls and procedures, which were remediated in 2005.

In connection with the preparation of our 2004 Annual Report on Form 10-K, as of December 31, 2004, we concluded that control deficiencies in our internal control over financial reporting as of December 31, 2004 constituted material weaknesses within the meaning of the Public Company Accounting Oversight Board’s Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. As we disclosed in our amended 2004 Annual Report on Form 10-K that we filed with the SEC on April 29, 2005, we identified the following material weaknesses:

•	Controls over access to computer applications and segregation of duties with respect to both our manual and computer-based business processes.

•	Controls over the recording of inventory shipments and revenue in the proper accounting period.

•	Controls over the recording of receiving transactions and non-purchase order based accounts payable transactions in the proper accounting period.

•	Controls over the liability estimation and accrual process, including income tax reserves.

•	Controls over finished goods inventory on consignment at customer locations.

•	The design and implementation of adequate controls to address the existence and completeness of fixed assets included in the financial statements, including returnable shipping reels, and the effectiveness of controls over recording of fixed asset acquisitions in the proper accounting period.

•	The design of adequate controls relating to the purchasing function, including review and approval of significant third-party contracts and the maintenance of vendor master files.

•	The design and implementation of adequate controls over the financial reporting and close process, including controls over non-routine transactions. These deficiencies were primarily attributable to the sufficiency of personnel with appropriate qualifications and training in certain key accounting roles in order to complete and document the monthly and quarterly financial closing process.

•	The general control environment was ineffective due to the aggregation of the material weaknesses listed above.

Throughout 2005, we implemented numerous improvements to internal control over financial reporting to address these material weaknesses. These improvements included the following:

•	We added personnel with technical accounting experience;

•	We performed a substantial amount of work on formalizing, implementing, and enforcing new and updated policies in business processes that impact financial reporting, including the compliance process;

•	We implemented increased levels of review of complex and judgmental accounting issues with a greater focus on evidentiary support for control processes;

•	We realigned job responsibilities and restricted system access, as well as adding other mitigating controls such as exception reports to eliminate segregation of duties issues;

•	We implemented enhanced shipment reporting and accounting procedures to ensure proper accounting cut-off;

•	We formalized and enhanced our monitoring of when title passes in all purchase transactions;

•	We added additional controls over accruing for non-purchase order based transactions;

•	We improved the interim and annual review and reconciliation process for certain key account balances;

•	We refined procedures over accounting for fixed assets; and

•	We implemented additional controls over the accounting for finished goods inventory on consignment at customer locations.

These improvements have been fully implemented and tested and we have concluded that as of both December 31, 2005 and September 29, 2006, our disclosure controls and procedures were effective. Nonetheless, a risk exists that there may be weaknesses identified in the future.

As we discussed in our amended 2005 annual report on Form 10-K/A, our management’s assessment of and conclusion on the effectiveness of internal control over financial reporting at December 31, 2005 did not include an assessment of certain elements of the internal control over financial reporting of Beru S.A. de C.V., which we acquired on December 30, 2005, and Silec, which we acquired on December 22, 2005. Our management has included these acquired businesses in its internal control assessment process for 2006. Our annual assessment as of December 31, 2006, which will be filed with our 2006 annual report on Form 10-K, will include all elements of the internal control over financial reporting for these acquired entities. To date, we have not identified any issues related to the system of internal controls at these acquired entities. We have not presently determined whether we will include E.C.N. Cable in our internal control assessment process for 2006.

Declining returns in the investment portfolio of our defined benefit plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.

Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. During the fourth fiscal quarter of 2005, as a result of worse than expected investment asset performance and changes in certain actuarial assumptions, including the discount rate and mortality rate, we were required to record an additional minimum pension liability on our books to an amount equal to the underfunded status of the plans. As of December 31, 2005 and 2004, the defined benefit plans were underfunded by approximately $40.9 million and $33.0 million, respectively, based on the actuarial methods and assumptions utilized for purposes of the applicable accounting rules and interpretations. We have experienced volatility in our pension expense and in our cash contributions to our defined benefit pension plan. Pension expense for our defined benefit plans increased from $4.4 million for the first nine fiscal months in 2005 to $5.2 million for the first nine fiscal months in 2006, and our required cash contributions for each period were $9.8 million and $6.8 million, respectively. In the event that actual results differ from the actuarial assumptions or actuarial assumptions are changed, the funded status of our defined benefit plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

An ownership change could result in a limitation of the use of our net operating losses.

As of December 31, 2005, we had U.S. net operating loss, or NOL, carryforwards of approximately $149 million available to reduce taxable income in future years. Specifically, we have NOL carryforwards of approximately $127 million that were generated between 2000 and 2004. These NOL carryforwards will not begin to expire until 2020. We also have other NOL carryforwards that are subject to an annual limitation under Section 382 of the Code. These Section 382 limited NOL carryforwards expire in varying amounts from 2007 to 2009. The total Section 382 limited NOL carryforwards that may be utilized prior to expiration is estimated at approximately $21.5 million.

Our ability to utilize the NOL carryforwards may be further limited by Section 382 if we undergo an ownership change as a result of the sale of our stock by holders of our equity securities or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate in effect at the time of the ownership change. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

Risks Related to Our Capital Stock

In addition to the risks discussed above in “— Risks Related to the Notes” and “— Risks Related to Our Business,” the following risks, among others, are important to an investment in our capital stock:

Our stock price has been and continues to be volatile.

The value of our securities may fluctuate as a result of various factors, such as:

•	announcements relating to significant corporate transactions;

•	fluctuations in our quarterly and annual financial results;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in government regulation or proposals relating thereto;

•	general industry and economic conditions;

•	sales or the expectation of sales of a substantial number of shares of our common stock in the public market; and

•	general stock market fluctuations unrelated to our operating performance.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock. Fluctuations in the price of our common stock will affect the value of any outstanding preferred stock.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying the notes and shares of our outstanding Series A preferred stock, as well as sales of shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation provides that we have authority to issue 75 million shares of common stock. As of November 2, 2006, there were approximately 51.6 million shares of common stock outstanding (net of treasury shares), approximately 1.6 million shares of common stock issuable upon the exercise of currently outstanding stock options and approximately 510,000 shares of common stock issuable upon conversion of our outstanding Series A preferred stock.

Because of the net share settlement feature of the notes, it is not possible to determine precisely how many shares of common stock may be issued pursuant to the conversion of the notes, although the number of shares of common stock issuable pursuant to a conversion of $1,000 in principal amount of notes cannot exceed the conversion rate, which is 19.8560 shares of common stock, or an effective conversion price of approximately $50.36 per share, subject to adjustment. All of the shares of our common stock to be issued pursuant to conversions of the notes by holders who are not our affiliates will be freely tradable by such holders.

Our ability to pay dividends on our common stock is limited.

We do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of dividends on our common stock will depend on the earnings and cash flows of our business and that of our subsidiaries, and on our subsidiaries’ ability to pay dividends or to advance or repay funds to us. Before declaring any dividend, our board of directors will consider factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters within its discretion, as well as contractual restrictions on our ability to pay dividends. We may not be able to pay dividends in the future or, if paid, we cannot assure you that the dividends will be in the same amount or with the same frequency as in the past.

Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our senior secured credit facility and the indenture governing our 9.5% senior notes limit our ability to pay cash dividends, including cash dividends on our common stock. In addition, the certificate of designations for our Series A preferred stock prohibits us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to our Series A preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends.

Issuances of additional series of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our constituent documents could make it more difficult to acquire our company.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of stockholders, and stockholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Directors may be removed by stockholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, agreements with certain of our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.

Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the further effect of impeding or discouraging the acquisition of control of our company.

PURCHASE OF CONVERTIBLE NOTE HEDGES AND SALE OF WARRANTS

Concurrently with the issuance of the notes, we have entered into convertible note hedge and warrant transactions with Merrill Lynch International, Credit Suisse International and Wachovia Bank, National Association. We will amend these transactions in connection with any exercise of the underwriters’ over-allotment option. Each transaction will be comprised of a purchased call option and a warrant. The net cost to us of these transactions will be approximately $39.1 million.

The purchased call options will cover approximately 6,254,640 shares of our common stock, which under most circumstances represents the maximum number of shares that underlie the notes. Concurrently with entering into the purchased call options, we have entered into a warrant transaction with the counterparties. We will amend the warrant transactions in connection with any exercise of the underwriters’ over-allotment option. Pursuant to the warrant transactions, we sold to each of the counterparties a warrant to purchase in the aggregate approximately 6,254,640 shares of our common stock. In most cases, the warrants may not be exercised prior to the maturity of the notes.

The purchased call options and sold warrants are separate contracts entered into by us with the counterparties, will not be part of the terms of the notes and will not affect the rights of holders under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options will be expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock at the time of exercise is greater than approximately $50.36, which corresponds to the initial conversion price of the notes. The sold warrants have an exercise price that is 92.4% higher than the closing price of our common stock on the date of this prospectus. The sold warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share.

If the market value per share of our common stock at the time of conversion of any notes is above the strike price of the purchased call options, the purchased call options will, in most cases, entitle us to receive from the counterparties, in the aggregate the same number of shares of our common stock as we would be required to issue to the holder of the converted notes. Additionally, if the market price of our common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants, we will owe the counterparties an aggregate of approximately 6,254,640 shares of our common stock.

For a discussion of hedging arrangements that may be entered into by the counterparties in connection with these purchased call options and sold warrants, see “Underwriting — Other Relationships” and “Risk Factors — Risks Related to the Notes — Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.”

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting estimated fees and expenses, will be $306.9 million. If the underwriters exercise in full their over-allotment option to acquire additional notes, we estimate that our net proceeds from this offering will be $346.0 million.

We expect to use approximately $61.4 million of the net proceeds from this offering to repay outstanding amounts of principal and interest under our senior secured credit facility, which currently matures in August 2010 and bore a weighted average interest rate of 7.1% for the nine fiscal months ended September 29, 2006. We also expect to use the net proceeds of this offering to pay the net cost of $39.1 million of the convertible note hedge and warrant transactions. See “Purchase of Convertible Note Hedges and Sale of Warrants.” We may reborrow amounts under our senior secured credit facility that we repay with the proceeds from this offering, subject to the terms and conditions of that facility. We expect to use the remainder of the net proceeds from this offering for general corporate purposes, which may include funding the potential expansion of our business in the United States and into foreign countries and the potential acquisition of other complementary businesses.

CAPITALIZATION

The following table sets forth our capitalization as of September 29, 2006 on:

•	an actual basis; and

•	on an as adjusted basis to reflect the sale of the notes and the use of proceeds therefrom as described in “Use of Proceeds,” after deducting $8.1 million for the underwriters’ estimated discounts and our estimated offering expenses but assuming no exercise of the underwriters’ over-allotment option.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

	As of September 29, 2006
	Actual	As Adjusted
	(unaudited, in millions)

Cash and cash equivalents	$80.4	$286.8

Debt:
Senior secured credit facility(1)(2)	61.3	—
Spanish secured term loan	35.3	35.3
Other secured debt	23.1	23.1
Senior notes due 2010	285.0	285.0
Senior convertible notes due 2013 being offered hereby	—	315.0
Other debt	44.9	44.9

Total debt	$449.6	$703.3

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized:
Series A redeemable convertible preferred stock; 2,070,000 shares authorized; issued and outstanding shares: 101,949 shares actual and as adjusted	$5.1	$5.1
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding shares: 51,439,709 shares actual and as adjusted (net of 4,999,035 treasury shares actual and as adjusted)(3)	0.6	0.6
Additional paid-in capital	276.0	275.5
Treasury stock	(53.0)	(53.0)
Retained earnings	203.5	203.5
Accumulated other comprehensive income	7.0	7.0

Total shareholders’ equity	439.2	438.7

Total capitalization	$888.8	$1,142.0

(1)	The as adjusted amount assumes that $61.4 million is used to repay outstanding principal and interest under the senior secured credit facility, which amounts may be reborrowed. See ‘‘Use of Proceeds.”

(2)	Excludes $31.7 million of letters of credit outstanding under the senior secured credit facility.

(3)	Excludes (i) an aggregate of approximately 1.6 million shares of common stock issuable upon the exercise of outstanding stock options; (ii) approximately 510,000 shares of common stock that may be received upon conversion of our outstanding Series A preferred stock; and (iii) shares of common stock that may be received upon conversion of the notes being offered hereby.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” The following table sets forth the high and low sales price and dividends declared per share of our common stock during the periods shown.

	Common Stock
	High	Low	Dividends

Year Ended December 31, 2004:
First Fiscal Quarter	$9.19	$6.87	$—
Second Fiscal Quarter	8.77	6.79	—
Third Fiscal Quarter	11.14	7.95	—
Fourth Fiscal Quarter	14.10	9.59	—
Year Ended December 31, 2005:
First Fiscal Quarter	$13.86	$11.10	$—
Second Fiscal Quarter	15.10	11.41	—
Third Fiscal Quarter	17.25	14.20	—
Fourth Fiscal Quarter	20.84	14.66	—
Year Ended December 31, 2006:
First Fiscal Quarter	$30.99	$19.58	$—
Second Fiscal Quarter	38.15	26.10	—
Third Fiscal Quarter	39.85	28.87	—
Fourth Fiscal Quarter (through November 9, 2006)	44.99	37.04	—

On November 9, 2006, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $39.50 per share. As of November 2, 2006, there were approximately 2,005 holders of record of our common stock. We believe that as of that date there were at least 2,500 beneficial owners of our common stock.

We paid a $0.05 per share dividend on our common stock each quarter beginning in the fourth quarter of 1997 and through the third quarter of 2002. In October 2002, as a result of an amendment to our then existing credit facility, our board of directors suspended the payment of the quarterly cash dividends on our common stock. The future payment of dividends on our common stock is subject to:

•	the discretion of our board of directors;

•	restrictions under our outstanding Series A preferred stock and the indenture governing our 9.5% senior notes;

•	limitations under our senior secured credit facility;

•	provisions of the notes we are offering by this prospectus; and

•	the requirements of the Delaware General Corporation Law.

Furthermore, our ability to pay dividends on our common stock will depend upon general business conditions, our financial performance and other factors our board of directors may consider relevant. We do not expect to pay cash dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges in the years ended December 31, 2001 and 2002 as we did not have any preferred stock outstanding in those periods.

The table also includes a pro forma ratio of earnings to combined fixed charges and preferred stock dividends, assuming that we offer and sell $315.0 million of notes and use $61.4 million of the proceeds from the sale of the notes to repay principal and interest outstanding under our senior secured credit facility.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of pretax income from continuing operations before income taxes and combined fixed charges and preferred dividends. Combined fixed charges and preferred dividends include:

•	interest expense, whether expensed or capitalized;

•	amortization of debt issuance cost;

•	the portion of rent expense representative of the interest factor; and

•	the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock.

									Nine Fiscal Months Ended
	Year Ended December 31,								September 29, 2006
	2001		2002	2003	2004		2005		Actual		Pro Forma(2)

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	2.1	x	—	—	1.2	x	1.4	x	5.5	x	5.8	x

(1)	For the years ended December 31, 2002 and 2003, earnings were insufficient to cover combined fixed charges and preferred dividends by $27.6 million and $2.1 million, respectively.

(2)	Assumes that we sell $315.0 million of notes offered hereby and use $61.4 million of the proceeds from the sale of the notes to repay principal and interest outstanding under our senior secured credit facility, but does not assume any exercise of the underwriters’ over-allotment option.

DESCRIPTION OF NOTES

We will issue the notes under the indenture, to be dated on or about the closing of this offering, among General Cable Corporation, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this “Description of Notes,” define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us. As used in this “Description of Notes,” the words “the company,” “we,” “us,” “our” or “General Cable” refer only to General Cable Corporation and do not include any of our current or future subsidiaries. As used in this “Description of Notes,” all references to our common stock are to our common stock, par value $0.01 per share. See “Description of Capital Stock.”

General

The notes are limited to $315.0 million aggregate principal amount ($355.0 million aggregate principal amount if the underwriters exercise in full their option to purchase additional notes solely to cover over-allotments). The notes will mature on November 15, 2013. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility (as defined below) or under our 9.5% senior notes due 2010 (the “9.5% senior notes”). Each guarantee will rank equally in right of payment with the guarantor’s existing and future unsecured indebtedness, including any guarantee by such guarantor of obligations under any U.S. senior credit facility or our 9.5% senior notes, as described under “— Guarantees.”

A “U.S. senior credit facility” is one or more debt facilities providing for senior revolving credit loans, senior term loans and/or letters of credit to the company and/or one or more domestic subsidiaries, as borrower or borrowers and guarantors thereunder (including, without limitation, the U.S. Credit Agreement (as defined below)), as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time, including increasing the amount of available borrowings thereunder or adding other domestic subsidiaries as additional borrowers and/or guarantors thereunder, with respect to all or any portion of the indebtedness under such facilities or any successor or replacement facilities and whether with the same or any other agent, lender or group of lenders; provided, that no such debt facility that otherwise complies with the definition shall cease to be a U.S. senior credit facility solely as a result of a foreign subsidiary becoming a borrower or guarantor thereunder.

The “U.S. Credit Agreement” is the Second Amended and Restated Credit Agreement dated as of November 23, 2005 by and among General Cable Industries, Inc., as borrower, the company and certain other subsidiaries, as guarantors and/or additional borrowers, the lenders party thereto from time to time, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as collateral agent, joint lead arranger, administrative agent and swingline lender, National City Business Credit, Inc., as syndication agent, Bank of America, N.A., as documentation agent, UBS Securities LLC, as joint lead arranger, UBS AG, Stamford Branch, as issuing bank, and Merrill Lynch Bank USA, as issuing bank, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, as amended, amended and restated, supplemented or otherwise modified from time or time.

The notes will bear cash interest at the rate of 0.875% per year. Interest on the notes will accrue from the most recent date to which interest has been paid or provided for, or if no interest has been paid, the date the notes are originally issued. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007, to holders of record at the close of business on the May 1 or the November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the date the notes are originally issued) through the day before the applicable interest payment date (or fundamental change purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Holders may convert their notes prior to maturity based on an initial conversion rate of 19.8560 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.36 per share, only if the conditions for conversion are satisfied. See “— Conversion Rights.” Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or conversion of notes. However, we may require the holder to pay any transfer tax or similar governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Contemporaneously with the offering of the notes, we will enter into separate convertible note hedge and warrant transactions. See “Purchase of Convertible Note Hedges and Sale of Warrants.”

Ranking

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsubordinated indebtedness and senior to any future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to our existing and any future secured indebtedness, including obligations under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness and effectively subordinated to the indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Guarantees

The notes are guaranteed by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility or under our 9.5% senior notes.

Each guarantee of the notes:

•	is a general unsecured obligation of the guarantor;

•	is equal in right of payment to all existing and future unsecured indebtedness of the guarantor;

•	is effectively subordinated to all secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to any future indebtedness of the guarantor that is expressly subordinated to the guarantee of the guarantor.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay their debt and other obligations (including trade payables) before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries generated 43.2% of our consolidated net sales and 76.1% of our consolidated operating income during 2005 and 52.6% of our consolidated net sales and 55.7% of our consolidated operating income for the nine fiscal months ended September 29, 2006. Our non-guarantor subsidiaries generated $78.3 million and $71.9 million of our cash flows from operating activities during 2005 and the nine fiscal months ended September 29, 2006, respectively, while the company and our guarantor subsidiaries generated $42.7 million and generated $22.2 million, respectively, of cash flows from operating activities during 2005 and the nine fiscal months ended September 29, 2006. As of September 29, 2006, our non-guarantor subsidiaries had outstanding $89.8 million of indebtedness and $223.1 million outstanding under our European accounts payable arrangements.

The obligations of each guarantor under its guarantee will be limited as necessary, after giving effect to all other liabilities of such guarantors (including, without limitation, certain obligations under a U.S. senior credit facility) and after giving effect to the amount of any contribution received from any other guarantor pursuant to the contribution obligations in the indenture, to prevent that guarantee from constituting a fraudulent conveyance under applicable law. For more details, see “Risk Factors — Risks Related to the Notes — Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

If any “Restricted Subsidiary,” as defined in the indenture governing the 9.5% senior notes (a “Restricted Subsidiary”) (including any Restricted Subsidiary formed or acquired after the date of the indenture), shall become a borrower or guarantor under any U.S. senior credit facility or the 9.5% senior notes, then such Restricted Subsidiary shall (i) execute and deliver to the trustee a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the company’s obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. If at any time the 9.5% senior notes are not outstanding, all references to “Restricted Subsidiary” shall be changed to and deemed to be a reference to “subsidiary.”

Notwithstanding the foregoing, any guarantee by a subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged:

(1) upon any sale or other disposition of all or substantially all of the assets of such subsidiary (including by way of merger or consolidation or any sale of all of the capital stock of that subsidiary) to a person that is not the company or a subsidiary of the company; or

(2) if such subsidiary ceases to be a borrower or guarantor under any U.S. senior credit facility or our 9.5% senior notes (other than by reason of a payment under a guarantee by any subsidiary).

Interest

General

The notes will bear interest at a rate of 0.875% per year. We will pay interest semiannually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2007, to the holders of record at the close of business on the preceding May 1 and November 1, respectively; provided, however, that accrued and unpaid interest payable upon a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the fundamental change purchase date shall be paid on such interest payment date to the record holder as of the record date.

In general, we will not pay accrued and unpaid interest on any notes that are surrendered for conversion. If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. A holder who surrenders the note for conversion after the close of business on the record date must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such next succeeding interest payment date on the portion of the note being converted, provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the note.

Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.

At maturity, interest on outstanding certificated notes will be payable at the office of the trustee as set forth in the indenture. We will make payments of interest at maturity on outstanding global notes to DTC in immediately available funds.

Conversion Rights

General

Holders may convert their notes prior to maturity based on an initial conversion rate of 19.8560 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.36 per share, only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, if applicable, at our option as described below, shares of our common stock upon conversion. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price (as defined below) of our common stock on each such trading day; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) will be the cash price per share received by holders of our common stock in such change of control.

The “conversion reference period” means:

•	for notes that are converted during the one month period prior to the maturity date of the notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day X applicable conversion rate)  — $1,000 volume weighted average price per share for such trading day X 20

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page BGC ‘equity’ VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the NASDAQ Global Market (formerly known as the NASDAQ National Market) is open for trading, or, if our common stock is neither listed on the New York Stock Exchange nor quoted on the NASDAQ Global Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (referred to as the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock on such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period, rounding to the nearest whole cent.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than ten business days after the later of such dates.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our senior secured credit facility or raise additional funds through other debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the covenants governing our existing or future indebtedness may prohibit us from making these cash payments upon conversion of the notes, or may restrict our ability to make such payments by requiring that we satisfy certain covenants relating to the making of restricted payments. If the covenants governing our existing or future indebtedness do not permit us to pay the cash portion of the conversion consideration, we could seek consent from such lenders to make the payment or attempt to refinance such indebtedness. If we were unable to obtain a consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration, in which case an event of default would occur under the indenture governing the notes. For more details, see “Risk Factors — Risks Related to the Notes — We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.”

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion on any business day in any calendar quarter commencing at any time after March 31, 2007, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the NASDAQ Global Market, or, if our common stock is not quoted on the NASDAQ Global Market, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the indenture.

The conversion trigger price immediately following issuance of the notes is $65.47, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate as described under “— Conversion Procedures” below.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2007 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may also surrender notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate (referred to as the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include the underwriters; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

Conversion Upon Occurrence of Specified Corporate Transactions

Conversions Upon Certain Distributions

If we elect to:

•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events

If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).

If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if a transaction described in clause (1), (2) or (4) of the definition of “change of control” occurs, we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “— Determination of Make Whole Premium.”

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Fundamental Change

We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change,” that we know or reasonably should know will occur (a “fundamental change conversion notice”). If we do not know, or should not reasonably know, that a fundamental change will occur until the date that is within 15 days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning on October 15, 2013 and ending at close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s notes as described above under “— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

The conversion rate will not be adjusted for accrued and unpaid interest. For a discussion of the material U.S. federal income tax considerations with respect to a holder that receives cash consideration and any remaining shares (and any cash in lieu thereof), upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) subdivisions and combinations of our common stock;

(3) the distribution to all holders of our common stock of any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding any issuance of those rights referred to in clause (3) above, dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or dividends or distributions paid exclusively in cash for which adjustment is made pursuant to clause (5) below);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange, the NASDAQ Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive any additional cash or shares of common stock that would have resulted from the adjustment to the conversion rate as described under “— Determination of Make Whole Premium” if such holder does not convert its notes “in connection with” the relevant fundamental change (as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”).

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other notice deemed appropriate by us, and by providing a copy of such notice to the trustee. In the event the effective date is delayed more than ten days beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights plan; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable, but for the date of conversion, to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

The indenture permits us to increase the conversion rate, to the extent permitted by law and subject to stockholder approval requirements, if any, of any relevant national securities exchange or automated dealer quotation system, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.

Notwithstanding the foregoing, the conversion rate shall not exceed 25.3164 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.

Determination of Make Whole Premium

If a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) occurs on or prior to the maturity date, and a holder elects to convert its notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the effective date of such transaction and prior to and including the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the ten consecutive trading days prior to but excluding the effective date.

The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below:

Make Whole Premium (Increase in Applicable Conversion Rate)

Stock Price on	Effective Date
Effective Date	11/15/06*	11/15/07	11/15/08	11/15/09	11/15/10	11/15/11	11/15/12	11/15/13
$ 39.50	5.4604	5.4604	5.4604	5.4604	5.4604	5.4604	5.4604	5.4604
45.00	4.2404	4.3015	4.3320	4.3046	4.2061	3.9772	3.4891	2.3662
50.00	3.4331	3.4477	3.4294	3.3491	3.1912	2.8922	2.3095	0.1440
60.00	2.3431	2.3079	2.2401	2.1130	1.9114	1.5833	1.0194	0.0000
70.00	1.6671	1.6125	1.5282	1.3931	1.1960	0.9047	0.4634	0.0000
80.00	1.2230	1.1622	1.0778	0.9523	0.7779	0.5376	0.2215	0.0000
90.00	0.9195	0.8589	0.7798	0.6687	0.5204	0.3309	0.1118	0.0000
100.00	0.7037	0.6465	0.5759	0.4791	0.3570	0.2094	0.0634	0.0000
110.00	0.5459	0.4941	0.4314	0.3496	0.2491	0.1346	0.0395	0.0000
120.00	0.4280	0.3812	0.3272	0.2577	0.1753	0.0887	0.0262	0.0000

* The original issue date of the notes.

The actual stock price and effective date may not be set forth in the table above, in which case:

•	If the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $120.00 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made; and

•	If the actual stock price on the effective date is less than $39.50 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, the conversion rate shall not exceed 25.3164 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and may not be enforceable.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion thereof in integral multiples of $1,000, on the date, which we refer to as the “fundamental change purchase date,” that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant regular record date.

Within 30 days after we know or reasonably should know of the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right (an “issuer fundamental change notice”). We must also deliver a copy of our notice to the trustee and the paying agent.

In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:

•	if the notes are in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.

If the paying agent holds funds sufficient to pay the fundamental change purchase price of the note on, or the business day following, the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, whether or not the note is delivered to the paying agent:

•	such note will cease to be outstanding;

•	interest on such note will cease to accrue; and

•	all rights of the holder of such note will terminate except the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred (whether or not approved by our board of directors):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all outstanding voting stock of the company; or

(2) the company consolidates with, or merges with or into, another person (other than a wholly owned Restricted Subsidiary) or the company and/or one or more of its Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the company and the Restricted Subsidiaries (determined on a consolidated basis) to any person (other than the company or a wholly owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the company, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

(3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of the board of directors of the company; or

(4) the adoption of a plan of liquidation or dissolution of the company.

For purposes of this definition, “continuing directors” means, as of any date of determination, any member of the board of directors of the company who was (a) a member of such board of directors on the date of the indenture or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on a national automated dealer quotation system, or approved for trading on an established automated over-the-counter trading market in the United States.

Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the underwriters.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness. See “Risk Factors — Risks Related to the Notes — We may be unable to purchase the notes upon a fundamental change, which would cause defaults under the notes and our other debt agreements.”

Events of Default and Acceleration

The following will be events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price, including any make whole premium, due and payable, whether at the final maturity date, upon purchase, acceleration or otherwise;

•	default in the payment of any interest under the notes, which default continues for 60 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	a default or defaults under the terms of one or more instruments evidencing or securing indebtedness of the company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $50,000,000 individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such indebtedness within the applicable express grace period, (B) results in the acceleration of such indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such indebtedness;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a guarantee is found to be invalid or a guarantor denies its liability under its guarantee or gives notice to that effect (other than by reason of release of the guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or any significant subsidiary, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture, and certain other conditions specified in the indenture are satisfied.

Consolidation, Mergers or Sales of Assets

The company shall not consolidate with or merge with or into (whether or not the company is the surviving person) any other entity and the company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the company’s and the Restricted Subsidiaries’ assets (determined on a consolidated basis for the company and the Restricted Subsidiaries) to any person in a single transaction or series of related transactions, unless:

(1) either (A) the company shall be the surviving person or (B) the surviving person (if other than the company) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of the company; and

(2) immediately thereafter, on a pro forma basis after giving effect to such transaction, no event of default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more subsidiaries, the capital stock of which constitute all or substantially all the assets of the company, shall be deemed to be the transfer of all or substantially all the assets of the company.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

We, the guarantors and the trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note, reduce the rate of interest on the note, or change the time of payment of any installment of interest;

•	change the stated maturity of the note;

•	make the note payable in money or securities other than that stated in the note;

•	reduce the principal amount or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiving any past defaults in the payment of principal, premium, if any, or interest on the notes;

•	cause the notes to be subordinate in right of payment to any of our other indebtedness, or to cause the guarantees to become subordinate in right of payment to any other indebtedness of the guarantors, other than with respect to the effective subordination of the notes to our senior secured credit facility (but only to the extent of the value of the assets securing such senior secured credit facility);

•	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note.

Without providing notice to or obtaining the consent of any holder of notes, we, the trustee and the guarantors may amend the indenture:

•	to evidence a successor to us or any guarantor and the assumption by that successor of our or the guarantor’s obligations under the indenture and the notes;

•	to add to our or a guarantor’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us or any guarantor;

•	to secure our or a guarantor’s obligations in respect of the notes, or to add or release a guarantor of the notes in accordance with the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to increase the conversion rate (a) in accordance with the terms of the notes or (b) provided that the increase will not adversely affect the interests of holders;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to allow any guarantor to execute a supplemental indenture or guarantee;

•	to provide for uncertificated notes in addition to certificated notes;

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect; or

•	to conform the indenture to the description of notes contained in this prospectus.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us or any guarantor with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default or event of default under the indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing (or causing a guarantor to deposit) with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all amounts due under the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes, except for those necessary to determine if the notes are convertible based on the price of our common stock (which are made by the conversion agent on our behalf). See “— Conversion Rights — Conversion Based on Common Stock Price.” These calculations include, but are not limited to, determination of the average trading prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book-Entry Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant has or participants have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 2,070,000 shares have been designated as Series A preferred stock. As of November 2, 2006, there were approximately 51.6 million shares of common stock outstanding (net of treasury shares) held of record by approximately 2,005 stockholders. As of November 2, 2006, there were 101,949 shares of Series A preferred stock outstanding held of record by one stockholder. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems the preferred stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.

These provisions give our board of directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Also, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Series A Preferred Stock

Ranking

The Series A preferred stock ranks senior to all of our “junior stock,” which is our common stock, and each other class or series of our capital stock that has terms which do not expressly provide that such class or series will rank senior to or on parity with the Series A preferred stock.

Dividends

Dividends accrue on the Series A preferred stock at the rate of 5.75% per year and are payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, starting on February 24, 2004. Dividends are payable in cash, shares of our common stock, or a combination of cash and common stock. If we do not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment, we may not take any of the following actions with respect to any of our junior stock:

•	declare or pay any dividend or make any distribution of assets on any junior stock, except that we may pay dividends in shares of our junior stock and pay cash in lieu of fractional shares in connection with any such dividend; or

•	subject to certain exceptions, redeem, purchase or otherwise acquire any junior stock.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of shares of Series A preferred stock will be entitled to payment, out of our assets legally available for distribution, of an amount equal to the liquidation preference, initially $50.00 per share, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to, but excluding, the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including our common stock. If the amounts payable with respect to shares of Series A preferred stock and all other parity stock are not paid in full, the holders of shares of Series A preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which each such holder is entitled. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into us will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.

Voting Rights

Holders of the Series A preferred stock are not entitled to any voting rights except as required by law and as set forth in this section. So long as any shares of Series A preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of Series A preferred stock outstanding at the time:

•	issue shares of or increase the authorized number of shares of any senior stock; or

•	amend our amended and restated certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding Series A preferred stock in any manner materially adverse to the interests of the holders thereof.

Notwithstanding the foregoing, any increase in the authorized number of shares of common stock or Series A preferred stock or the authorization and issuance of junior stock or other parity stock, including those with voting or redemption rights that are different than the voting or redemption rights of the Series A preferred stock, shall not be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of the Series A preferred stock.

If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series A preferred stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series A preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the Series A preferred stock may request that we call a special meeting of the holders of Series A preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of Series A preferred stock can call such a meeting. If all accumulated dividends on the Series A preferred stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of our Series A preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

In any case where the holders of our Series A preferred stock are entitled to vote, each holder of our Series A preferred stock will be entitled to one vote for each share of Series A preferred stock.

Number of Directors; Removal; Vacancies

The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by our stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Under our amended and restated certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms. Each class is to be as nearly equal in number as reasonably possible. The initial term of office of Class I directors expired at our 1998 annual meeting of stockholders, the initial term of Class II directors expired at our 1999 annual meeting of stockholders, and the initial term of Class III directors expired at our 2000 annual meeting of stockholders. Directors elected to succeed directors whose terms have expired have a term of office lasting three years and until their successors are elected and qualified or until their earlier resignation or removal.

No Stockholder Action by Written Consent; Special Meetings

The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

Advance Notice for Raising Business or Making Nominations at Meetings

The amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary at our principal executive offices no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given. The notice of any nomination for election as a director must set forth:

•	the name, date of birth, business and residence address of the person or persons to be nominated;

•	the business experience during the past five years of such person or persons;

•	whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity;

•	any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	whether, in the last five years such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and

•	the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected.

The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.

Amendments to Amended and Restated By-Laws

The amended and restated certificate of incorporation provides that our board of directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.

Amendment of the Amended and Restated Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to:

•	the classification of our board of directors;

•	the removal of directors;

•	the prohibition of stockholder action by written consent or stockholder calls for special meetings;

•	the amendment of amended and restated by-laws; or

•	the amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Business Combination Statute

Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which defines a person who owns (or within three years, did own) 15% or more of a company’s voting stock as an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:

•	the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock approving the transaction.

Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through a tender offer, proxy contest or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our Series A preferred stock is Mellon Investor Services LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations (and, to the extent set forth below, certain U.S. federal estate tax considerations for non-U.S. holders, as defined below) relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted but does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect or in existence as of the date of this Registration Statement and all of which may at any time be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income or estate tax consequences different from those set forth below, possibly with retroactive effect. We have not sought, nor do we intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. Accordingly, we can provide no assurance that the IRS will agree with such statements and conclusions or, if the IRS were to challenge any such statements or conclusions, a court would not agree with the IRS.

Except as otherwise provided below, this summary applies only to beneficial owners of the notes that purchase the notes on original issuance at their initial offering price, which is assumed to be equal to $1,000 per note, for cash and that hold the notes and any common stock into which the notes are converted as capital assets. This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or, except as discussed below, any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special U.S. federal income tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the notes;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	foreign persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal tax income purposes, and beneficial owners of such entities that hold the notes;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering ownership of notes and the shares of common stock into which the notes may be converted, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is, for U.S. federal income tax purposes,

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such entities and individuals should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Additional Payments

We may be required to pay additional amounts to you in certain circumstances described above under the headings “Description of Notes — Conversion Rights.” This discussion assumes that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional amounts.

Sale, Exchange, Redemption or other Disposition of Notes

Except as provided below under “— Conversion of Notes,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be treated as interest as described under “— Payments of Interest” above. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual (or are one of certain other non-corporate U.S. holders) and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited. For purposes of this section, a “redemption” will refer to our obligation to purchase the notes for cash at the option of holders upon a fundamental change.

Conversion of Notes

The tax treatment of a conversion of a note into cash and common stock is uncertain and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. If you convert your notes into a combination of cash and common stock, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the conversion will be treated as a recapitalization.

Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the note (other than basis that is allocable to a fractional share), but in no event will the amount of gain recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the notes. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.

Alternatively, there is a possibility that the conversion of your notes for a combination of common stock and cash could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. In such a case, the cash payment generally would be treated as proceeds from the sale of a portion of a note and taxed in the manner described in “— Sale, Exchange, Redemption or other Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as received upon a conversion of the note, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued interest. Your adjusted tax basis in the note generally would be allocated pro rata among the common stock received, any fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes.

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under “— Sale, Exchange, Redemption or other Disposition of Notes”).

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. If, upon conversion in connection with a fundamental change, a holder receives a make whole premium, such change in conversion rate may be treated as a purchase price adjustment, and not result in a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Dividends

Distributions, if any, made on our common stock received upon conversion of a note generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock (with a corresponding decrease in your adjusted basis) and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or other Taxable Disposition of Common Stock

Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individuals will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of Notes — Conversion Rights — Conversion Procedures,” the conversion obligation may be adjusted so that you would be entitled to convert the notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the notes been converted into our common stock immediately prior to the occurrence of such business combination, except that you will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding of U.S. federal income tax will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment to you of interest, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States (or, if the interest is effectively connected with a trade or business in the United States and if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)) or (b) you hold your notes through certain non-U.S. intermediaries or certain non-U.S. partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to the 30% U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a non-U.S. corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “ — Consequences to U.S. Holders — Constructive Distributions” above) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, because no cash is actually paid to you, it is possible that the U.S. federal income tax on this dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis in a similar manner as if you were a U.S. holder at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or other Disposition of Notes or Shares of Common Stock

Gain on the sale, exchange, redemption or other taxable disposition of a note, as well as upon the conversion of a note into cash or into a combination of cash and stock, or common stock will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are an individual described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition in a similar manner as if you were a U.S. holder. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

If you are a non-U.S. corporation that falls under the first bullet point above, you will be subject to U.S. federal income tax on your net gain generally in the same manner as if you were a U.S. holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Any common stock or cash that you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “ — Consequences to Non-U.S. Holders — Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “ — Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient).

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

We intend to offer the notes through the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes set forth opposite its name below.

Underwriters	Principal Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$110,250,000
Credit Suisse Securities (USA) LLC	110,250,000
Banc of America Securities LLC	31,500,000
UBS Securities LLC	31,500,000
Wachovia Capital Markets, LLC	31,500,000

Total	$315,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the notes initially at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.35% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the offering price and concession may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of an option to purchase up to an additional $40,000,000 principal amount of the notes in the offering. See “ — Option.”

	Per Note	Without Option	With Option

Public offering price	100.00%	$315,000,000	$355,000,000
Underwriting discount	2.25%	$7,087,500	$7,987,500
Proceeds, before expenses, to us	97.75%	$307,912,500	$347,012,500

The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.0 million and are payable by us.

Option

We have granted an option to the underwriters to purchase up to an additional $40,000,000 principal amount of the notes at a price of 100% of the principal amount of the notes, less the underwriting discount, plus accrued interest from the original issue date of the notes. The underwriters may exercise this option for 13 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we have agreed, with certain limited exceptions, not to issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, or file a registration statement with the SEC in respect of, any common stock. We have also agreed not to issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any of our debt securities. Our executive officers and directors have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock,

•	request or demand that we file a registration statement under the Securities Act related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

Except as otherwise provided below, this lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock, except that it does not apply to any transactions involving, including any repurchase or conversion of, the notes or our outstanding Series A preferred stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. It also does not cover the following transactions:

•	the exercise by our executive officers and directors of outstanding options to purchase in the aggregate up to 500,000 shares of our common stock, and the sale by such persons of shares of common stock underlying such options;

•	the purchase of call options and the sale of warrants in connection with the convertible note hedge transactions, and any transactions in our securities contemplated thereby;

•	transactions in our common stock by our executive officers and directors effected under our retirement, savings, deferred compensation and excess benefit plans;

•	the acquisition of common stock by directors, either through:

•	the deferral of director retainer fees pursuant to our director fee schedule, or

•	payments to directors in shares of common stock from our deferred compensation plan arising from previously deferred director retainer fees; and

•	the vesting of shares of common stock pursuant to awards of restricted stock that were outstanding on the date of the lock up provision, including the sale of common stock subject to such awards solely to make estimated income tax payments with respect to such awards.

Also, we may, among other things, issue shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock during the 90-day period after the date of this prospectus without first obtaining the written consent of the underwriters, in transactions with our employees, officers or directors involving the award, or the exercise, conversion or other settlement of an award, under one or more of our equity incentive or compensation plans, including without limitation our retirement, savings, deferred compensation and excess benefit plans. We are also permitted to file a registration statement with the SEC on Form S-8 during this period for securities to be issued under such plans. We may also register on Form S-4 shares that we may issue in connection with the acquisition of another business.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Prior to the offering, there has been no active market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “BGC.”

Price Stabilization and Short Positions

Until the distribution of the notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the notes and our common stock. However, the representatives may engage in transactions that stabilize the price of the notes and our shares common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions effected by the representatives. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes in the offering. The underwriters may close out any covered short position by either exercising their option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the notes or shares of common stock made by the representatives in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or our common stock or preventing or retarding a decline in the market price of the notes or our common stock. As a result, the price of the notes or our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters make any representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Notes

In connection with the offering, the underwriters or securities dealers may distribute this prospectus by electronic means, such as e-mail. In addition, Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of notes for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on Merrill Lynch’s web site is not part of this prospectus.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

In addition, we intend to use a portion of the net proceeds of this offering to enter into convertible note hedge transactions, the exposure for which will be held by affiliates of Merrill Lynch, Credit Suisse and Wachovia Securities. The transactions are comprised of purchased call options and sold warrants. The purchased call options are expected but are not guaranteed to eliminate the potential dilution of our common stock from conversion of the notes. Simultaneously with the convertible note hedge transactions, we have entered into warrant transactions with the counterparties, covering an equal amount of our common stock. The sold warrants have an exercise price that is 92.4% higher than the closing price of our common stock on the date of this prospectus. The sold warrants will provide us some protection against increases in our stock price over the conversion price per share. The purchased call options will terminate upon the maturity of the notes. The warrants will terminate 90 days after the maturity of the notes.

In connection with these transactions, to hedge their potential risk, the counterparties will take positions in our common stock in secondary market transactions or will enter into various derivative transactions at or after the pricing of the notes. These initial hedging arrangements could involve a material number of shares of our common stock and increase the price of our common stock. The counterparties are likely to modify their hedge positions from time to time prior to the termination of these transactions by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and, as a result, the value of the common stock a holder will receive upon conversion of the notes. See “Purchase of Convertible Note Hedges and Sale of Warrants.”

Each of the underwriters is a member of the National Association of Securities Dealers, Inc. (“NASD”). We expect that more than 10% of the net proceeds of this offering will be paid to members of the NASD or affiliates of members of the NASD by reason of our repayment of amounts due under our senior secured credit facility or our payment of the net costs of the convertible note hedge and warrant transactions. As a result, this offering is being conducted in accordance with NASD Conduct Rule 2710(h), which requires that the yield of a debt security be no lower than the yield recommended by a qualified independent underwriter that has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Credit Suisse has agreed to act as a qualified independent underwriter with respect to this offering. The yield on the notes will be no lower than that recommended by Credit Suisse. We have agreed to indemnify Credit Suisse against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes offered hereby and the related subsidiary guarantees will be passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the restatement of segment disclosures discussed in Note 19; (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock offered by this prospectus. This registration statement will be effective immediately upon filing with the SEC.

This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.generalcable.com. Our website is neither a part of, nor is it incorporated by reference into, this prospectus.

You may also read and copy any document we file with the SEC at its public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the filing and effectiveness of the registration statement of which this prospectus forms a part and before the date that the offering of the securities is terminated or expires, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2005, filed on March 15, 2006, as amended by Form 10-K/A filed on November 8, 2006, including the portion of our definitive Proxy Statement for the 2006 Annual Meeting of Stockholders (File

No. 1-12983), filed March 30, 2006, specifically incorporated by reference into Items 10 (Directors and Executive Officers of the Registrant), 11 (Executive Compensation), 12 (Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters), 13 (Certain Relationships and Related Transactions) and 14 (Principal Accounting Fees and Services) thereof.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the quarterly period ended March 31, 2006, filed on May 10, 2006, as amended by Form 10-Q/A filed on November 8, 2006.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the quarterly period ended June 30, 2006, filed on August 9, 2006, as amended by Form 10-Q/A filed on November 8, 2006.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the quarterly period ended September 29, 2006, filed on November 8, 2006.

•	Our Current Reports on Form 8-K (File No. 1-12983) dated February 7, 2006; February 7, 2006; February 23, 2006; May 1, 2006; May 8, 2006; May 10, 2006; May 30, 2006; July 25, 2006 (as amended by Form 8-K/A filed on August 9, 2006); September 27, 2006; and October 30, 2006 (other than any information contained in these reports that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).

•	The description of our common stock, filed in our Registration Statement on Form 8-A (File No. 1-12983), filed on May 13, 1997, pursuant to Section 12(b) of the Exchange Act as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961), filed on March 7, 1997, as amended, and any amendment or report filed for the purpose of updating such description.

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

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$315,000,000

0.875% Senior Convertible Notes due 2013

Prospectus

Merrill Lynch & Co.

Credit Suisse

Banc of America Securities LLC

UBS Investment Bank

Wachovia Securities

November 9, 2006